[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

April 4, 2003

Kilroy Realty Corporation

Suite 200

12200 West Olympic Boulevard

Los Angeles, California 90064

Re:	Kilroy Realty Corporation, a Maryland corporation (the “Company”) – Registration Statement on Form S-3, pertaining to One Million Three Hundred Ninety-Eight Thousand Sixty-Eight (1,398,068) shares (the “Shares”) of common stock, par value one cent ($.01) per share (“Common Stock”), to be issued to certain holders (the “Selling Stockholders”) of units of limited partnership interest (“Units”) in Kilroy Realty, L.P., a Delaware limited partnership (the “Partnership”), upon exchange of such Units

Ladies	and Gentlemen:

We have acted as special Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company on Form S-3, filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 4, 2003, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof. You have requested our opinion with respect to the matters set forth below.

In our capacity as special Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 21, 1997 and Articles Supplementary filed with the Department on February 6, 1998, April 20, 1998, October 15, 1998, November 25, 1998, December 10, 1999 and December 30, 1999 and a Certificate of Correction filed with the Department on March 4, 1999;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Kilroy Realty Corporation

April 4, 2003

(ii)	the Amended and Restated Bylaws of the Company, adopted as of January 26, 1997 (the “Bylaws”);

(iii)	the Written Organizational Action of the Board of Directors of the Company, dated as of September 13, 1996 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors of the Company on October 2, 1998 and March 20, 2002, which, among other things, authorized the issuance of the Shares (collectively, the “Directors’ Resolutions”);

(v)	the Registration Statement on Form S-3 and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act (the “Registration Statement”);

(vi)	the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 24, 1998 (the “Fourth Amendment”), First Supplement, dated January 6, 1999 (the “First Supplement”), Second Supplement, dated February 22, 1999 (the “Second Supplement”), Third Supplement, dated March 9, 1999 (the “Third Supplement”), Fourth Supplement, dated March 31, 1999 (the “Fourth Supplement”), Fifth Supplement, dated March 26, 1999 (the “Fifth Supplement”), the First Amendment to Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated December 9, 1999 (the “December 9, 1999 Amendment”), the Second Amendment to Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated December 30, 1999 (the “December 30, 1999 Amendment”), Admission of New Partner and Amendment to Limited Partnership Agreement, dated October 6, 2000 (the “October 6, 2000 Amendment”), the Fourth Amendment to Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated March 25, 2002 (the “March 25, 2002 Amendment” and collectively, with the Fourth Amendment, the First Supplement, the Second Supplement, the Third Supplement, the Fourth Supplement, the Fifth Supplement, the December 9, 1999 Amendment, the December 30, 1999 Amendment and the October 6, 2000 Amendment, the “Partnership Agreement”);

(vii)	a status certificate of the Department, dated as of April 3, 2003, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Kilroy Realty Corporation

April 4, 2003

(viii)	a Certificate of Jeffrey C. Hawken, Executive Vice President and Chief Operating Officer of the Company, and Tyler H. Rose, Senior Vice President and Treasurer of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Partnership Agreement are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate; and

(ix)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	upon the issuance of the Shares, the total number of shares of Common Stock of the Company issued and outstanding, including the Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter; and

(e)	none of the Shares will be issued or transferred in violation of the provisions of Article IV, Section E of the Charter relating to restrictions on ownership and transfer of stock.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Kilroy Realty Corporation

April 4, 2003

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The Shares have been duly reserved and authorized for issuance by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company to the Selling Stockholders in exchange of Units of the Partnership, upon and subject to the terms and conditions set forth in the Partnership Agreement and the Directors’ Resolutions, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/    BALLARD SPAHR ANDREWS & INGERSOLL, LLP